Exhibit 10.10 (a)

Surrender of Lease

Agreement made this 23rd day of January, 2002 between Columbia Sportswear Company of Portland, Oregon, Tenant, and Gertrude Boyle of Portland, Oregon, Landlord.

WHEREAS by Office Lease dated January 1, 1998 the said Landlord leased to Tenant the premises known as 6600 N. Baltimore Street, Portland, Multnomah County, Oregon for the term of sixty (60) full calendar months from the 1st day of January, 1998 at a monthly rate of $13,008 plus annual increases, subject to the covenants and conditions therein contained.

NOW, THEREFORE the parties agree as follows:

I. Surrender

In consideration of the sum of $72,070.80 paid by the Tenant to the Landlord, the receipt of which is hereby acknowledged, the Tenant surrenders and yields up to the Landlord the premises described in the said Office Lease, to have and to hold the same for the unexpired residue of the said term, to the intent that the said term is extinguished and Tenant shall have no further obligations to Landlord relating to the Office Lease.

II. Telephone Equipment

The Landlord acknowledges that Tenant has certain telephone equipment, including power units, computer monitors, switching equipment and wiring remaining in the premises which belongs to Tenant and are essential to the telephone operations in the Tenant’s new headquarters. In relation to said telephone equipment, and as part of the consideration paid to Landlord by Tenant, Landlord agrees as follows:

A. Said telephone equipment and wiring will be allowed to remain undisturbed in the premises for a period not to exceed six (6) MONTHS.

B. Tenant, or its representatives, shall, upon reasonable notice, have access to the premises to service or remove said telephone equipment.

C. Any persons or company, working in or occupying the premises, shall provide at least twenty-four (24) hours notice to Xander Smit, facilities manager for Tenant, of any planned or possibly anticipated power outage at the premises.

IN WITNESS WHEREOF, the parties have executed this Surrender of Lease as of the date first written above.

Landlord:	/S/ GERTRUDE BOYLE
Gertrude Boyle

Tenant:	Columbia Sportswear Company, an Oregon Corporation

	By:	/S/ CARL K. DAVIS
	Title:	Vice President and General Counsel